 Exhibit 5.2

[Letterhead of Greenberg Traurig, LLP]

March 4, 2020

Enlivex Therapeutics Ltd.

14 Einstein Street

Nes Ziona, Israel 7403618

Re: Enlivex Therapeutics Ltd. Shelf Registration Statement on Form F-3 (File No. 333-232009)

Ladies and Gentlemen:

We have acted as legal counsel for Enlivex Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the Company’s registration of warrants (the “Placement Agent Warrants”) to purchase up to 146,563 ordinary shares, NIS 0.40 per share, of the Company (“ordinary shares”) issued to H.C. Wainwright & Co., LLC (the “Placement Agent”), pursuant to an engagement agreement between the Company and the Placement Agent (the “Engagement Agreement”), and the Company’s registration of warrants to purchase up to 2,093,750 ordinary shares (the “Investor Warrants” and together with the Placement Agent Warrants, the “Warrants”) issued to certain investors (the “Investors”) pursuant to a securities purchase agreement dated as of March 1, 2020, by and among the Company and the Investors (the “Securities Purchase Agreement”), covered by the above-referenced registration statement (including the prospectus contained therein, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), together with the Prospectus Supplement, dated March 1, 2020 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, relating to the issuance of the Warrants and the issuance and sale to the Investors of 2,093,750 ordinary shares (the “Shares”) pursuant to the Securities Purchase Agreement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following (collectively, the “Documents”):

(1)	the Registration Statement;

(2)	the Prospectus Supplement, in the form transmitted to the Commission for filing on March 3, 2020 pursuant to Rule 424(b)(5) under the Securities Act;

(3)	the Engagement Agreement;

Enlivex Therapeutics Ltd.

March 4, 2020

(4)	the form of Placement Agent Warrant, which has been filed as an exhibit to a report on Form 6-K filed with the Commission on the date hereof;

(5)	the form of Securities Purchase Agreement, which has been filed as an exhibit to a report on Form 6-K filed with the Commission on the date hereof;

(6)	the form of Investor Warrant, which has been filed as an exhibit to a report on Form 6-K filed with the Commission on the date hereof;

(7)	an English translation of the Company’s Articles of Association, as amended to the date hereof; and

(8)	such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinions set forth below, in each case subject to the assumptions, limitations and qualifications stated herein.

In rendering the opinions set forth below, we have assumed without investigation the following: (i) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (ii) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; (iii) each of the parties executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory; and (iv) the obligations of each party set forth in the Documents are valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms (other than the Company’s obligations under the Warrants, to the extent set forth in our opinion below).

As to matters of fact material to this opinion, we have relied to the extent we deemed reasonably appropriate upon representations or certificates of officers or directors of the Company, without independently verifying the accuracy of such documents, records and instruments.

In connection with the issuance of the Warrants, we have assumed further that (i) at the time of execution, countersignature, issuance and delivery of the Warrants, the Warrants had been duly authorized, executed and delivered by the Company, and (ii) the execution, delivery and performance by the Company of the Warrants will not violate the laws of any jurisdiction (provided that as to the federal laws of the United States and the laws of the State of New York we make no such assumption).

Enlivex Therapeutics Ltd.

March 4, 2020

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that assuming (i) the taking of all necessary corporate action by the Company’s board of directors to approve the execution and delivery of the Warrants, (ii) the due execution, countersignature, issuance and delivery of the Placement Agent Warrants pursuant to the terms of the Engagement Agreement and (iii) the due execution, countersignature, issuance and delivery of the Investor Warrants pursuant to the terms of the Securities Purchase Agreement, the Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) the effects of general equitable principles, whether enforcement is considered in a proceeding in equity or law, (iii) an implied covenant of good faith and fair dealing, (iv) the discretion of the court before which any proceeding for enforcement may be brought and (v) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to the public policy.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. We do not express any opinion herein concerning any law other than the laws of the State of New York and the federal laws of the United States.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Report on Form 6-K relating to the issuance of the Warrants and the Shares (the “Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Report and such incorporation by reference into the Registration Statement, of which the Prospectus Supplement forms a part, and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP